Exhibit 99

   VF Announces Record Second Quarter Revenues and Earnings, Raises Full Year
                         Guidance and Declares Dividend

    GREENSBORO, N.C.--(BUSINESS WIRE)--July 19, 2006--VF Corporation
(NYSE: VFC):

    --  Revenues rise 8% on strong organic growth

    -- Reported EPS up 4%, but up 13% excluding special items in prior year 2Q

    --  2006 EPS guidance raised to $5.00

    --  Declares quarterly dividend of $.55 per share

    Information regarding VF's second quarter conference call webcast today can be found at the end of this release.

    VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced record results for the second quarter of 2006. All per share amounts are presented on a diluted basis.
    Revenues rose 8% in the quarter to a record $1,566.8 million compared with $1,452.1 million in the second quarter of 2005, fueled by healthy organic growth across our Outdoor, Jeanswear, Imagewear and Sportswear coalitions. Net income in the current quarter increased to a record $99.0 million compared with $96.7 million in the prior year's quarter, which benefited from $7.7 million, equal to $.07 per share, in special items as detailed on the last page. Accordingly, reported earnings per share increased 4% to $.88. Excluding the effect of the special items in 2005, second quarter earnings per share increased 13%.
    For the first six months of 2006, revenues were up 7% to $3,232.6 million from $3,034.3 million in the 2005 period. Income rose 7% to $227.2 million from $211.4 million, while earnings per share increased 9% to $2.02 per share from $1.85 per share, before a $.10 per share cumulative effect of a change in accounting policy for stock compensation expense in the first quarter of 2005. Excluding the special items in last year's second quarter and the effect of the accounting change for the first half of 2005, income in the first half of 2006 increased 12% and earnings per share rose 13%.
    "This quarter is further evidence of the power of our brands, which are benefiting from continued investments in marketing, new talent and infrastructure designed to keep them strong and growing," said Mackey J. McDonald, chairman and chief executive officer. "We are gratified by the strong organic growth our brands are currently generating, which we expect will continue. We are also continuing to aggressively pursue acquisitions, which remain an important component of our future growth."

    Second Quarter Business Review

    Outdoor

    Our Outdoor coalition enjoyed another quarter of robust double-digit growth, with total revenues up 24% to $371.0 million, with strong gains both domestically and internationally. The North Face(R) brand continued its momentum in the quarter with a revenue increase of 16%, while our Vans(R), JanSport(R), Reef(R) and Kipling(R) brands each grew revenues in excess of 20% in the quarter.
    Operating income rose slightly in the quarter, while operating margins declined to 11.4% from 13.9%. We are continuing to make significant investments in our Outdoor brands to support strong future growth. These investments impacted margins particularly heavily in the second quarter, given the seasonal nature of our Outdoor businesses.

    Jeanswear

    Our Jeanswear coalition posted excellent results in the quarter, with growth across most of our brands and geographic markets. Total revenues were up 6% in both our domestic and international jeans businesses. We are encouraged by the results of our efforts to revitalize the Lee(R) brand in the U.S., where revenues grew 11% in the quarter. Reflecting continued strength in our Wrangler Hero(R) and Riders(R) brands, our Mass Market business also experienced solid gains, with revenues up 8%. Growth in international markets such as Latin America, Mexico and China continued, with double-digit revenue increases in each. Revenues in Europe and Canada also grew in the quarter.
    Jeanswear operating margins were a healthy 13.9% in the quarter compared with 15.3% in the prior year's quarter. Jeanswear operating margin comparisons reflect the impact of the special items that boosted margins by 2.2% in the 2005 quarter. Excluding the special items, Jeanswear operating margins improved by nearly one percentage point in the 2006 quarter.

    Sportswear

    Total revenues of our Sportswear coalition, which includes our Nautica(R) and John Varvatos(R) brands as well as the Kipling(R) brand in North America, increased 5% in the quarter. Each brand achieved higher revenues in the quarter. Our Nautica(R) brand men's sportswear business continues to perform very well despite recent department store consolidation, and we are looking forward to the initial test of our new women's sportswear line this fall.
    Operating income and margins continue to reflect investments to support our women's sportswear initiative. Sportswear operating margins were 12.7% in the current quarter compared to 13.8% in the prior year's quarter, with these investments accounting for nearly all of the decline.

    Imagewear

    Our Imagewear team delivered another outstanding quarter, with revenues up 4%. The gain was due to higher sales of Image apparel, which includes uniforms for the industrial, public safety and service markets, while our Licensed Apparel business was about flat with prior year levels.
    Operating margins jumped two full percentage points in the quarter, to 15.4% from 13.4%.

    Intimate Apparel

    Our Intimate Apparel coalition experienced a revenue decline of 3% in the quarter. The revenue decline in our Department Store and Mass Market businesses was partially offset by a strong increase in our Private Brands business and higher international revenues. Operating income and margins improved in the quarter, but the comparisons reflect special items that negatively impacted margins in the prior year's quarter. Operating margins declined to 6.9% in 2006 from 10.3%, excluding the special items in 2005.
    We are confident that our actions to improve the performance in our Intimates business, which includes such strong brands as Vanity Fair(R), Lily of France(R), Vassarette(R), Bestform(R) and Curvation(R), will be reflected during the second half of 2006. Revenues are expected to be about flat over the second half of 2005, with a slight improvement in operating margins.

    We continue to grow our base of owned retail stores. Over the past twelve months, we have added a total of 47 stores, including full price and outlet stores, and we expect to add between 45 and 50 additional stores by year-end. The biggest expansion is in our base of Vans(R) stores, with several stores also being added in our Kipling(R), Napapijri(R) and The North Face(R) brands, as well as in our Lee(R) and Wrangler(R) brands internationally.
    The tax rate rose to 33.3% in the quarter from 29.5% in the prior year's second quarter, due primarily to the impact of the aforementioned special items in the 2005 period.
    Our balance sheet remains strong. Inventories increased at a lower rate than revenues, rising 4% versus the comparable quarter in 2005. Debt as a percent of total capital was 24.7% at the end of the quarter versus 29.7% at the end of the 2005 period.

    Outlook

    Our strong performance to date gives us increased confidence in our outlook for the remainder of 2006. Accordingly, we are raising our full year earnings guidance to $5.00 per share from $4.95 previously, which represents a 10% increase over the $4.54 reported in 2005 before the cumulative effect adjustment. Revenues are now expected to rise approximately 7% for the year, to nearly $7 billion.
    Strong organic growth should continue in the third quarter, with revenues expected to rise approximately 8%. Earnings per share are anticipated to increase by about 6%, reflecting heavier spending in such areas as marketing, new product launches, technology and distribution to support growth. The fourth quarter should be particularly strong, with earnings per share rising about 17%.
    "Our growth plan is working," said Mr. McDonald. "We're headed for another record year, with strong momentum across most of our brands and businesses. We're excited about the wide range of growth opportunities that lie before us, many of which are still in their early stages. We are fortunate to have built strong operating platforms and leading-edge supply chain processes and technologies that provide us with ample 'fuel' to invest behind these opportunities and still maintain industry-leading profit margins."
    We continue to anticipate another solid year of cash flow from operations, which should approximate $600 million in 2006.

    Dividend Declared, Reflecting 90% Increase Announced in May

    The Board of Directors declared a cash dividend of $.55 per share, payable on September 18, 2006 to shareholders of record as of the close of business on September 8, 2006, consistent with the 90% increase in the indicated dividend rate announced in May.

    Cautionary Statement on Forward-looking Statements

    Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.
    Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to effectively transition to a new distribution center supporting our domestic Outdoor businesses; VF's ability to maintain information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees of the value of VF's brands; the overall level of consumer spending; general economic conditions and other factors affecting consumer confidence; fluctuations in the price, availability and quality of raw materials; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

    About the Company

    VF Corporation is a leader in branded lifestyle apparel including jeanswear, outdoor products, intimate apparel, image apparel and sportswear. Its principal brands include Wrangler(R), Lee(R), Riders(R), Rustler(R), The North Face(R), Vans(R), Reef(R), Napapijri(R), Kipling(R), Nautica(R), John Varvatos(R), JanSport(R), Eastpak(R), Vanity Fair(R), Vassarette(R), Bestform(R), Lily of France(R), Lee Sport(R) and Red Kap(R).
    VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

    Webcast Information

    VF will hold its second quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call 1-888-802-2280 domestic, or 1-913-312-1266 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through August 2, 2006 and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 1633243. A replay also can be accessed at the Company's web site at www.vfc.com.


                            VF CORPORATION
                  Consolidated Statements of Income
               (In thousands, except per share amounts)


                            Three Months             Six Months
                             Ended June              Ended June
                       ----------------------- -----------------------
                                      2005                    2005
                         2006     (see Note B)   2006     (see Note B)
                      ----------- ----------- ----------- -----------

Net Sales              $1,548,055  $1,435,831  $3,194,460  $2,999,474
Royalty Income             18,773      16,276      38,101      34,818
                       ----------- ----------- ----------- -----------

Total Revenues          1,566,828   1,452,107   3,232,561   3,034,292
                       ----------- ----------- ----------- -----------

Costs and Operating
 Expenses
  Cost of goods sold      911,842     841,812   1,876,400   1,757,376
  Marketing,
   administrative and
   general expenses       493,779     456,511     992,007     936,626
                       ----------- ----------- ----------- -----------
                        1,405,621   1,298,323   2,868,407   2,694,002
                       ----------- ----------- ----------- -----------

Operating Income          161,207     153,784     364,154     340,290

Other Income (Expense)
  Interest income           1,292       2,041       2,710       5,057
  Interest expense        (13,862)    (18,490)    (26,552)    (37,164)
  Miscellaneous, net          (84)       (137)        798         (18)
                       ----------- ----------- ----------- -----------
                          (12,654)    (16,586)    (23,044)    (32,125)
                       ----------- ----------- ----------- -----------

Income before Income
 Taxes and Cumulative
 Effect of a Change in
 Accounting Policy         148,553     137,198     341,110    308,165

Income Taxes                49,521      40,449     113,893     96,730
                       ----------- ----------- ----------- -----------

Income before Cumulative
 Effect of a Change in
 Accounting Policy          99,032      96,749     227,217    211,435
Cumulative Effect of a
 Change in Accounting
 Policy                         -           -           -     (11,833)
                       ----------- ----------- ----------- -----------

Net Income              $  99,032   $  96,749  $  227,217  $  199,602
                       =========== =========== =========== ===========

Earnings Per Common
 Share - Basic
 Income before
  cumulative effect of a
  change in accounting
  policy                $    0.90   $    0.87  $     2.06  $     1.90
 Cumulative effect of
  a change in
  accounting policy             -           -           -       (0.11)
 Net income                  0.90        0.87        2.06        1.79

Earnings Per Common
 Share - Diluted
  Income before
   cumulative effect of
   a change in accounting
   policy                    0.88        0.85        2.02        1.85
  Cumulative effect of
   a change in
   accounting policy            -           -           -       (0.10)
  Net income                 0.88        0.85        2.02        1.75

Weighted Average Shares
 Outstanding
  Basic                   109,879     110,254     109,867     111,008
  Diluted                 112,539     113,283     112,440     114,138

Cash Dividends Per
 Common Share            $   0.55    $   0.27    $   0.84    $   0.54

NOTE A: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal second quarter ends on the Saturday closest to June 30. For presentation purposes herein, all references to periods ended June 2006, December 2005 and June 2005 relate to the fiscal periods ended as of July 1, 2006, December 31, 2005 and July 2, 2005, respectively.

NOTE B: During the fourth quarter of 2005, VF elected to early adopt FASB Statement No. 123 (Revised), Share-Based Payment, effective as of the beginning of 2005 using the modified retrospective method. Under this method of adoption, VF restated its 2005 interim financial statements as follows: (1) recorded in the first quarter a noncash charge as the Cumulative Effect of a Change in Accounting Policy for periods prior to January 2005, (2) restated its operating results, including segment information, for each quarter of 2005 to recognize compensation cost for grants of stock options and other stock-based compensation, (3) reclassified accrued stock-based compensation from Current Liabilities to Common Stockholders' Equity in the Consolidated Balance Sheet and (4) reclassified the tax benefits from the exercise of stock options from operating activities to financing activities in the Consolidated Statement of Cash Flows.

NOTE C: Beginning in the fourth quarter of 2005, Royalty Income was classified as a separate component of Total Revenues, with related expenses classified in Marketing, Administrative and General. Prior period amounts have been reclassified to conform with the new presentation.




                            VF CORPORATION
                     Consolidated Balance Sheets
                            (In thousands)

                                                              June
                                      June      December      2005
                                      2006        2005    (see Note B)
                                   ----------- ---------- -----------

ASSETS

Current Assets
 Cash and equivalents              $  161,672  $  296,557  $  249,517
 Accounts receivable, net             892,732     764,184     792,747
 Inventories                        1,223,408   1,081,080   1,177,324
 Other current assets                 256,302     223,555     199,363
                                   ----------- ----------- -----------
        Total current assets        2,534,114   2,365,376   2,418,951

Property, Plant and Equipment       1,598,442   1,551,411   1,544,884
 Less accumulated depreciation        991,421     987,356     985,297
                                   ----------- ----------- -----------
                                      607,021     564,055     559,587

Intangible Assets                     747,839     744,313     754,717

Goodwill                            1,108,484   1,097,037   1,094,562

Other Assets                          409,111     400,290     412,201
                                   ----------- ----------- -----------

                                   $5,406,569  $5,171,071  $5,240,018
                                   =========== =========== ===========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
 Short-term borrowings             $  229,145  $  138,956  $  256,090
 Current portion of long-term debt     36,164      33,956     301,585
 Accounts payable                     456,095     451,900     384,757
 Accrued liabilities                  458,650     527,331     499,513
                                   ----------- ----------- -----------
        Total current liabilities   1,180,054   1,152,143   1,441,945

Long-term Debt                        693,359     647,728     559,181

Other Liabilities                     611,749     539,661     565,579

Commitments and Contingencies

Redeemable Preferred Stock                  -      23,326      24,626

Common Stockholders'  Equity
 Common Stock                         110,640     110,108     111,095
 Additional paid-in capital         1,368,082   1,277,486   1,218,995
 Accumulated other comprehensive
  income (loss)                      (180,782)   (164,802)   (133,028)
 Retained earnings                  1,623,467   1,585,421   1,451,625
                                   ----------- ----------- -----------
        Total common stockholders'
         equity                     2,921,407   2,808,213   2,648,687
                                   ----------- ----------- -----------

                                   $5,406,569  $5,171,071  $5,240,018
                                   =========== =========== ===========


                            VF CORPORATION
                 Consolidated Statements of Cash Flows
                            (In thousands)

                                                 Six Months Ended June
                                                 ---------------------
                                                              2005
                                                    2006  (see Note B)
                                                 --------- ----------

Operations
   Net income                                    $ 227,217  $ 199,602
   Adjustments to reconcile net income
   to cash provided by operating activities:
           Cumulative effect of a change in
            accounting policy                            -     11,833
           Depreciation                             47,525     47,633
           Amortization of intangible assets         8,386      7,876
           Other amortization                       11,484      8,091
           Stock-based compensation                 29,523     25,641
           Provision for doubtful accounts             325      6,475
           Pension funding in excess of expense    (52,442)   (34,638)
           Other, net                                4,243    (14,700)
           Changes in operating assets and
            liabilities, net of acquisitions:
            Accounts receivable                   (120,133)   (36,288)
            Inventories                           (133,837)  (190,535)
            Accounts payable                           403     13,673
            Accrued liabilities and other          (42,722)   (22,076)
                                                  ---------  ---------

           Cash provided (used) by operating
            activities                             (20,028)    22,587

Investments
   Capital expenditures                            (57,187)   (50,722)
   Business acquisitions, net of cash acquired      (3,893)  (211,301)
   Software purchases                               (7,196)    (9,484)
   Sale of VF Playwear business                      4,666      6,667
   Other, net                                        9,582     12,670
                                                  ---------  ---------

           Cash used by investing activities       (54,028)  (252,170)

Financing
   Increase in short-term borrowings                88,175    212,525
   Payments on long-term debt                       (1,444)  (100,743)
   Purchase of Common Stock                       (118,582)  (116,066)
   Cash dividends paid                             (93,607)   (61,309)
   Proceeds from issuance of Common Stock           53,542     63,614
   Tax benefits of stock option exercises            7,824     10,928
                                                  ---------  ---------

           Cash provided (used) by financing
            activities                             (64,092)     8,949

Effect of Foreign Currency Rate Changes on Cash      3,263    (15,356)
                                                  ---------  ---------

Net Change in Cash and Equivalents                (134,885)  (235,990)

Cash and Equivalents - Beginning of Year           296,557    485,507
                                                  ---------  ---------

Cash and Equivalents - End of Period             $ 161,672  $ 249,517
                                                  =========  =========


                            VF CORPORATION
                  Supplemental Financial Information
                     Business Segment Information
                            (In thousands)


                     Three Months Ended June    Six Months Ended June
                     -----------------------   -----------------------
                                    2005                      2005
                         2006   (see Note B)      2006    (see Note B)
                     ----------- -----------   ---------- -----------

Coalition revenues
 Jeanswear             $638,170    $601,974    $1,341,990  $1,315,476
 Outdoor                371,047     300,434       756,692     585,815
 Intimate Apparel       215,515     223,191       425,626     450,894
 Imagewear              188,496     180,809       382,461     368,113
 Sportswear             141,210     134,372       304,231     293,968
 Other                   12,390      11,327        21,561      20,026
                     ----------- -----------   ----------- -----------

 Total coalition
  revenues           $1,566,828  $1,452,107    $3,232,561  $3,034,292
                     =========== ===========   =========== ===========


Coalition profit
 Jeanswear          $   88,850     $91,827 (1)  $211,873  $208,506 (1)
 Outdoor                42,355      41,712        92,947    73,437
 Intimate Apparel       14,946      13,060 (2)    30,705    35,368 (2)
 Imagewear              29,107      24,157        59,158    53,727
 Sportswear             17,885      18,562        38,338    44,991
 Other                     283        (204)         (927)     (928)
                     ----------- -----------   ----------- -----------

 Total coalition
  profit               193,426     189,114       432,094    415,101

 Corporate and other
  expenses             (32,303)    (35,467)      (67,142)   (74,829)
 Interest, net         (12,570)    (16,449)      (23,842)   (32,107)
                     ----------- -----------   ----------- -----------

 Income before income
  taxes               $148,553    $137,198      $341,110    $308,165
                     =========== ===========   =========== ===========


 (1) Jeanswear
      coalition profit:

       As reported                 $ 91,827                  $208,506

       Special items
        included above
        (see page 9)                (13,178)                  (13,178)
                                 -----------               -----------

       As adjusted                  $78,649                  $195,328
                                 ===========               ===========


  (2) Intimate Apparel
       coalition profit:

       As reported                 $ 13,060                  $ 35,368

       Special items
        included above
        (see page 9)                  9,872                     9,872
                                 -----------               -----------

           As adjusted             $ 22,932                  $ 45,240
                                 ===========               ===========


                            VF CORPORATION
    Special Items Included in Second Quarter 2005 Operating Results
             (Dollars in thousands, except share amounts)

                                  Net
                                 Income               EPS
                                ---------          ---------

Special items included in 2005
 operating income:

  Reductions of accruals
   totaling $14,194, primarily
   in Jeanswear, for
   postemployment benefits
   in Mexico that were greater
   than required by local laws   $  9,400           $  0.08

  Capacity alignment actions
   totaling $10,888, primarily
   in Intimate Apparel             (7,200)            (0.06)

Special items included in 2005
 income tax expense:
 Settlement of income tax matters
  in certain foreign
  jurisdictions                    12,500              0.11

 Tax impact of repatriation
  of foreign earnings under the
  American Jobs Creation Act of
  2004                             (7,000)            (0.06)
                                ---------          ---------

 Total                             $7,700           $  0.07
                                =========          =========


             Reconciliation of Reported Operating Results with Certain Information Excluding 2005 Special Items

                                      Second Quarter
                                --------------------------- Percent
                                  2006              2005    Increase
                                ---------         --------- --------

 Net income, as reported         $99,032           $96,749       2%

 Special items                         -            (7,700)
                                ---------         ---------

 Adjusted net income             $99,032           $89,049      11%
                                =========         =========


 Earnings per share, as
  reported                       $  0.88           $  0.85       4%

 Special items                         -             (0.07)
                                ---------         ---------

 Adjusted earnings per share     $  0.88           $  0.78      13%
                                =========         =========


                                    Six Months Ended June
                                ----------------------------- Percent
                                  2006                2005    Increase
                                ---------          ---------  --------

 Income before cumulative effect
  of a change in accounting
  policy, as reported           $227,217           $ 211,435      7%

 Special items                         -              (7,700)
                                ---------          ----------

 Adjusted income before
  cumulative effect of a
  change in accounting policy   $227,217           $ 203,735     12%
                                =========          ==========


 Earnings per share before
  cumulative effect of a
  change in accounting policy,
  as reported                   $   2.02           $    1.85      9%

 Special items                         -               (0.07)
                                ---------          ----------

 Adjusted earnings per share
  before cumulative effect of
  a change in accounting policy $   2.02           $    1.78     13%
                                =========          ==========

    CONTACT: VF Services, Inc.
             Cindy Knoebel, 212-841-7141 or 336-424-6189